                                                                    Exhibit 12.3

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (dollars in thousands)

                                                        Fiscal Year Ended September 30
                                           --------------------------------------------------------
                                             1994        1993        1992        1991        1990
                                          ---------   ---------   ---------   ---------   ---------
Earnings
  Income from continuing operations       $  70,609   $   7,615   $ 104,217   $  76,642   $  64,300
  Add:
    Loss from unconsolidated affiliate      117,158       2,538
    Provision for income taxes               86,203      16,984      68,303      49,160      47,160
    Fixed charges                           101,779      86,615      70,168      68,748      66,361
                                          ---------   ---------   ---------   ---------   ---------
  Earnings, as adjusted            (A)    $ 375,749   $ 113,752   $ 242,688   $ 194,550   $ 177,821
                                          =========   =========   =========   =========   =========

Fixed charges and preferred stock
  dividends
  Other interest expense, including
    interest on capital leases            $  71,780   $  63,851   $  51,203   $  53,173   $  52,942
  Estimated interest component of
    rental expense                           29,999      22,764      18,965      15,575      13,419
                                          ---------   ---------   ---------   ---------   ---------
  Total fixed charges                       101,779      86,615      70,168      68,748      66,361

  Preferred stock dividends, as adjusted     19,002      15,846         129         228         407
                                          ---------   ---------   ---------   ---------   ---------
  Total fixed charges and preferred
    stock dividends                (B)    $ 120,781   $ 102,461   $  70,297   $  68,976   $  66,768
                                          =========   =========   =========   =========   =========

Ratio of earnings to fixed charges
  and preferred stock dividends
                    (A) divided by (B)          3.1         1.1*        3.5         2.8         2.7
                                                ===         ===         ===         ===         ===


* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends for fiscal 1993 is 2.8.